AUDIOVOX CORPORATION
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                  YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               1997    1996        1995
                                                               ----    ----        ----
Primary earnings:
   Net income (loss)                                          $21,022   $(26,469)   $(11,883)
                                                              =======   ========    ========
Shares
   Weighted average number of common shares outstanding        18,948      9,398       9,039
   Additional shares assuming conversion of:
      Stock options, performance share awards and warrants        347       --          --
                                                              --------    -------    --------
   Weighted average common shares outstanding, as adjusted     19,295      9,398       9,039
                                                              =======   ========    ========
Primary earnings per common share:
   Net income (loss)                                          $  1.09   $  (2.82)   $  (1.31)
                                                              =======   ========    ========
Fully diluted earnings*:
   Net Income                                                 $21,022       --          --
   Net interest expense related to convertible debt               185       --          --
                                                              -------   --------    --------
   Net income applicable to common stock                      $21,207       --          --
                                                              =======   ========    --------
Shares
   Weighted average number of common shares outstanding        18,948       --          --
   Additional shares assuming conversion of:
      Stock options, performance share awards, and warrants       913       --          --
      Convertible debentures                                      252       --          --
                                                              -------   --------    --------
   Weighted average common shares outstanding, as adjusted     20,113       --          --
                                                               ======   ========    --------
Fully diluted earnings per common share:
   Net income                                                    1.05       --          --
                                                                =====   ========    ========





















*The Company did not compute fully-diluted earnings per share as the addition of potentially dilutive securities would result in anti-dilution.

                                   Exhibit 11